Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Appoints Kimberly A. Wagner to Board of Directors

OMAHA, Neb. Oct. 5, 2020, (GLOBE NEWSWIRE)  Green Plains Inc. (NASDAQ:GPRE) today announced that its board of directors appointed Kimberly A. Wagner as an independent director, effective Oct. 1, 2020. Ms. Wagner has joined the board as its eleventh director.

“Kim brings over two decades of experience working with agribusiness, food and ingredient companies in the areas of strategy, technology, sustainability and innovation,” said Wayne Hoovestol, chairman of the board of Green Plains Inc. “We are pleased to welcome Kim to the board of directors and look forward to utilizing her vast industry experience and proven leadership capabilities as we continue to execute on our strategic initiatives.”

As the founder of TBGD Partners, Ms. Wagner provides operational and product development expertise to early and mid-stage ventures in the agribusiness, food and nutrition and life sciences sectors. Previously, Ms. Wagner was a Venture Partner at Flagship Pioneering, and President and Chief Operating Officer of CIBO Technologies, a Flagship VentureLabs Company. Prior to her roles at Flagship Pioneering and CIBO Technologies, Ms. Wagner was a Partner at McKinsey & Co. and a Senior Partner and Managing Director at The Boston Consulting Group Inc.

“Kim’s expertise is exactly what we were looking for as we transform the company to produce and deliver sustainable proteins and novel ingredients to help meet the growing global demand in human and animal nutrition,” said Todd Becker, president and chief executive officer of Green Plains Inc. “Kim will be a great source of knowledge and guidance as we expand our ultra-high protein production across our platform.”

Ms. Wagner holds a Ph.D. in Biological Chemistry and Molecular Pharmacology from Harvard University, a Master of Science in Animal Science from Texas A&M University and a Bachelor of Science with distinction in Biology and Animal Science from Cornell University. Ms. Wagner also serves on the board for numerous industry organizations and is an active member of several national and international scientific societies.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations that include corn processing, grain handling and storage and commodity marketing and logistics services. The company is one of the leading corn processors in the world and, through its adjacent businesses, is focused on the production of sustainable biofuels and sustainable high protein and novel feed ingredients. Green Plains owns a 50% interest in Green Plains Cattle Company LLC and owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information about Green Plains, visit www.gpreinc.com.

Green Plains Inc. Contacts

Investors: Phil Boggs | Senior Vice President, Investor Relations & Treasurer | 402.884.8700 | phil.boggs@gpreinc.com

Media: Leighton Eusebio | Manager, Public Relations | 402.952.4971 | leighton.eusebio@gpreinc.com

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